Exhibit 10.7

Summary of BSPCE Plans

Founders’ warrants or BSPCE may only be issued by growth companies meeting certain criteria, which we no longer meet. Therefore, notwithstanding any shareholder authorization, under applicable law we can no longer issue founders’ warrants.

Founders’ warrants, or BSPCEs, were granted only to our employees who are French tax residents, as they provide favorable tax and social security treatment for French tax residents.  Founders’ warrants could also be granted to our corporate officers having an employee tax status at the time the founders’ warrants are granted.

Founders’ warrants entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our executive board and at least equal to the fair market value of an ordinary share on the date of grant.

Founders’ warrants are not transferable and may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the founders’ warrant holder, only by its holder.

Administration.  Our shareholders, or pursuant to delegations granted by our shareholders, our executive board determined (with prior approval of the supervisory board) the recipients of the founders’ warrants, the grant dates, the number and exercise price of the founders’ warrants to be granted, the number of shares issuable upon exercise of the founders’ warrants and certain other terms and conditions of the founders’ warrants, including the period of their exercisability and their vesting schedule. As stated above, we can no longer issue founders’ warrants.

Founders’ Warrants.  The term of each founders’ warrant is ten years from the date of grant or, unless otherwise decided by our supervisory and executive boards, six months from (i) the death or disability of the holder or (ii) the termination of the holder’s employment with us or any of our affiliates during such ten-year period.

By exception:

◾	the term of the founders’ warrants granted on May 4, 2012 was seven years from the date of grant;
◾	neither the founders’ warrants granted on May 4, 2012, nor those granted on April 28, 2013, are subject to continuous employment; and
◾
on July 23, 2019, the executive board decided to lift, for two of our employees and for Mr. Bernd Muehlenweg, a former member of the executive board, the continued service condition and, where applicable, the performance conditions to which the exercise of certain founders’ warrants was subject, notwithstanding the termination of their employment agreement or corporate office.

Change in Control.  The terms of the founders’ warrants generally provide that, unless otherwise decided by our supervisory and executive boards, in the event of a merger into another corporation or of the sale by one or several shareholders, acting alone or in concert, of our Company to one or several third parties of a number of shares resulting in a change of control (a ‘‘Liquidity Event’’), the right of holders to exercise outstanding founders’ warrants will be accelerated so that all of such shares may be exercised with effect immediately prior to the completion of the relevant Liquidity Event.  Any founders’ warrant not exercised for any reason on or prior to the date of completion of the relevant Liquidity Event will automatically lapse.

By exception:

◾
for founders’ warrants granted on May 4, 2012, Liquidity Events are limited to the filing of a tender offer for our shares – in such event, the number of shares that may be exercised by holders is subject to the price per share offered in the tender offer; and

◾	the founders’ warrants granted on April 10, 2013 do not to include any right of acceleration in the event of a change in control.

Specified Exercise Thresholds.  The BSPCE2016-Performance may be exercised as of the date of their grant, subject to the achievement of the following targets: (1) up to 15% of these warrants may be exercised if the number of patients under treatment is at least equal to 200, (2) an additional 15% of these warrants may be exercised if the number of patients under treatment is at least equal to 300, (3) an additional 30% of these warrants may be exercised if the number of patients under treatment is at least equal to 400 and (4) an additional 40% of these warrants may be exercised if the number of patients under treatment is at least equal to 500.

Exercise Price.  Provided that the relevant specified thresholds as described above are satisfied, each BSPCE2012-2 gives the holder the right to purchase up to one (1) ordinary share for €6.63; each BSPCE08-2013 gives the holder the right to purchase up to one (1) ordinary share for €5.92; each BSPCE09-2014 gives the holder the right to purchase up to one (1) ordinary share for €18.68; each BSPCE2015-01 gives the holder the right to purchase up to one (1) ordinary share for €18.57; each BSPCE2015-03 gives the holder the right to purchase up to one (1) ordinary share for €20.28; each BSPCE2016 and BSPCE2016-Performance gives the holder the right to purchase up to one (1) ordinary share for €14.46, and; each BSPCE2017-Ordinary and BSPCE2017 gives the holder the right to purchase up to one (1) ordinary share for €15.93.

Vesting Period.

All of the BSPCE2012-2, the BSPCE08-2013, the BSPCE09-2014, BSPCE2015-01, the BSPCE2015-03, the BSPCE2016-Ordinary, the BSPCE2017 and the BSPCE2017-Ordinary can be exercised.

As of May 1, 2020, 30% of the BSPCE2016-Performance can be exercised, it being specified that, on July 23, 2019, the executive board decided to lift, for Mr. Bernd Muehlenweg (a member of our executive board until June 20, 2019), the performance conditions to which the exercise of his 11,500 BSPCE2016 Performance was subject, notwithstanding the termination of his employment agreement and his corporate office within the Company. Accordingly, all of Mr. Bernd Muehlenweg’s BSPCE2016 Performance may be exercised.

Final Date for Exercising Warrants.  The BSPCE2012-2 will expire on December 18, 2022; the BSPCE08-2013 will expire on August 28, 2023; the BSPCE09-2014 will expire on September 16, 2024; the BSPCE2015-01 will expire on February 10, 2025; the BSPCE2015-03 will expire on June 10, 2025; the BSPCE2016 and the BSPCE2016 Performance will expire on February 2, 2026; and the BSPCE2017 and the BSPCE2017-Ordinary will expire on January 7, 2017.